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                                                                    EXHIBIT 8(c)

                         LEBOEUF, LAMB, GREENE & MACRAE
                                     L.L.P.

                                                            October 25, 1994


Iowa-Illinois Gas and Electric Company
P.O. Box 4350
Davenport, Iowa  52808

     Re: Merger of Iowa-Illinois Gas and Electric Company and MidAmerican Energy Company - Certain Federal Income
          Tax Consequences

Ladies and Gentlemen:

          You have requested our opinion as to certain of the federal income tax consequences of a proposed merger (the "Merger") of Iowa-Illinois Gas and Electric Company, an Illinois corporation ("Iowa-Illinois") with and into MidAmerican Energy Company, an Iowa corporation (the "Company"), pursuant to the Agreement and Plan of Merger dated as of July 26, 1994, as amended and restated as of September 27, 1994, by and among Iowa-Illinois, Midwest Resources Inc., an Iowa corporation ("Resources"), Midwest Power Systems Inc., an Iowa corporation ("Midwest") and the Company (the "Agreement"). The Merger and the Agreement are described in the Joint Proxy Statement for Resources, Midwest and Iowa-Illinois and Prospectus for the Company forming a part of the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Registration Statement.


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Iowa-Illinois Gas and Electric Company
October 25, 1994
Page 2


          Based on our review of the Registration Statement, the Agreement and such other documents as we have deemed necessary, and upon representations made to us by Iowa-Illinois and the Company, we are of the opinion that, assuming the Merger and all other events occur as contemplated in the Registration Statement, under the federal income tax law in effect on the date hereof:

          (1)  The Merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Iowa-Illinois and the Company each will be a party to the reorganization within the meaning of section 368(b) of the Code;

          (2) Neither Iowa-Illinois nor the Company will recognize gain or loss as a result of the Merger;

          (3) The holders of Iowa-Illinois Common Stock whose shares are converted into Company Common Stock in the Merger will not recognize gain or loss as a result of such conversion except with respect to cash received in lieu of a fractional share interest in Company Common Stock;

          (4) The holders of Iowa-Illinois Preference Stock whose shares are converted into Company Preferred Stock in the Merger will not recognize gain or loss as a result of such conversion;

          (5) Iowa-Illinois Dissenters will recognize gain or loss based on the difference between the deemed "fair value" of their Iowa-Illinois Common Stock and their tax basis in such shares and the deemed "fair value" of their Iowa-Illinois Preference Stock and their tax basis in such shares; and

          (6) Each holder of Iowa-Illinois Common Stock who receives Company Common Stock in the Merger and each holder of Iowa-Illinois Preference Stock who receives Company Preferred Stock in the Merger will have an aggregate tax basis in such shares equal to such holder's tax basis in his or her Iowa-Illinois Common Stock (reduced by any amount allocable to a fractional share interest in Company Common Stock for which cash is received) or Iowa-Illinois Preference Stock, as the case may be, and such holder's holding period with respect to such Company Common Stock or Company Preferred Stock will be the same as the period that he or she held such Iowa-Illinois Common Stock or Iowa-Illinois Preference Stock, provided that he or she held such shares as a capital asset on the Closing Date.

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Iowa-Illinois Gas and Electric Company
October 25, 1994
Page 3


          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.


                                   Very truly yours,


                                   /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.